Exhibit 99.1

For Immediate Release

NEWS RELEASE

Contacts:

Gastar Exploration Inc.

J. Russell Porter, President & Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:

Lisa Elliott, Dennard•Lascar Associates:

713-529-6600 / lelliott@DennardLascar.com

GASTAR EXPLORATION ANNOUNCES ADDITION OF

STEPHEN P. ROBERTS AS SENIOR VICE PRESIDENT & CHIEF OPERATING OFFICER

HOUSTON, June 5, 2017 – Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar” or the “Company”) is pleased to announce that Stephen P. Roberts has joined Gastar as Senior Vice President and Chief Operating Officer effective immediately.

Mr. Roberts joins Gastar from Jones Energy, Inc. (“Jones Energy”) where he served as a Senior Vice President over the Anadarko and Arkoma asset groups and as Senior Vice President of Drilling and Completions. During his 19-year tenure with Jones Energy, he was directly responsible for the drilling and completion of over 700 horizontal wells in seven different formations and led the efforts that established Jones Energy as the recognized lowest cost operator in the Texas Panhandle. Prior to joining Jones Energy, he held various positions of increasing responsibility with Marathon Oil Corporation and Samson Resources Corporation. Mr. Roberts holds a B.S. degree in Petroleum Engineering and a M.B.A. in Finance from Texas Tech University.

J. Russell Porter, Gastar’s President and CEO, commented, “We are excited that Stephen has chosen to join Gastar to lead our operational efforts. Over his 29-year career in the energy industry, he has established a legacy of building strong operational teams, including both technical and field staff, which have delivered unsurpassed results year after year. Stephen will be responsible for Gastar’s operating activity as we continue to de-risk and delineate the various productive formations on our 62,600 net acre STACK position.”

Mr. Roberts commented, “I am delighted to join Gastar and lead the operations team in pursuit of operational excellence as we further exploit a very exciting asset base in the STACK play. Over the last year, Gastar has accumulated valuable well data that will benefit our efforts to effectively progress the delineation program. I am confident that we will be able to improve production results and reduce operating costs as Gastar transitions into a more active phase in its evaluation of its STACK position.”

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in the normally pressured oil window of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec and Osage limestone formations, the Oswego limestone, the Woodford shale and Hunton limestone formations. For more information, visit Gastar’s website at www.gastar.com.

Forward Looking Statements

This news release also includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to continued low or further declining prices for oil and natural gas that could result in further downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and continued low or further declining prices for oil and natural gas; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, earthquakes or other environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to Gastar’s ability to realize the anticipated benefits from acquired assets; and other risks described in Gastar’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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